Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of MidWestOne Financial Group, Inc. of our report dated March 13, 2008 relating to our audit of the consolidated financial statements of ISB Financial Corp. and Subsidiaries, included in the Annual Report on Form 10-K of MidWestOne Financial Group, Inc. for the year ended December 31, 2008 (File No. 333-147628).

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ McGladrey & Pullen, LLP

Cedar Rapids, Iowa
October 29, 2009

McGladrey & Pullen, LLP is a member firm of RSM International –

an affiliation of separate and independent legal entities.